As filed with the Securities and Exchange Commission on March 29, 2013
Registration No. 333-158111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 POST-EFFECTIVE AMENDMENT NO. 20
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
 GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
(Exact name of registrant as specified in governing instruments)
 4000 MacArthur Boulevard
West Tower, Suite 200
Newport Beach, California 92660
(949) 270-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
 Jeffrey T. Hanson
Chief Executive Officer and Chairman of the Board of Directors
Griffin-American Healthcare REIT II, Inc.
4000 MacArthur Boulevard
West Tower, Suite 200
Newport Beach, California 92660
(949) 270-9200
(949) 474-0442 (Facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Lauren Burnham Prevost Heath D. Linsky Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000 (404) 365-9532 (Facsimile)	Michael K. Rafter, Esq. Howard S. Hirsch, Esq. Baker, Donelson, Bearman, Caldwell and Berkowitz, PC 3414 Peachtree Road Suite 1600 Atlanta, Georgia 30326 (404) 577-6000
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SHARES OF COMMON STOCK

On March 19, 2009, Griffin-American Healthcare REIT II, Inc. (the “Registrant”) filed a registration statement on Form S-11 (Commission File No. 333-158111) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on August 24, 2009, pursuant to which the Registrant registered $3,285,000,000 of shares of common stock, including $3,000,000,000 of shares in the primary offering on a “best efforts” basis and $285,000,000 of shares pursuant to the distribution reinvestment plan (the “DRIP”). Pursuant to the Registration Statement, until November 6, 2012, the Registrant offered shares of its common stock for $10.00 per share in its primary offering and $9.50 per share pursuant to the DRIP. As of November 7, 2012, pursuant to the Registration Statement, the Registrant began offering shares of its common stock for $10.22 per share in its primary offering and $9.71 per share pursuant to the DRIP.

Pursuant to the Registrant's follow-on offering under a registration statement on Form S-11 (Commission File No. 333-181928) filed on June 6, 2012, the Registrant carried forward from the Registration Statement $1,500,000,000 of shares of common stock from its primary offering and $150,000,000 of shares of common stock from the DRIP to its follow-on offering pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended.

As of the close of business on February 14, 2013, the Registrant had sold $1,273,500,000 of shares of common stock pursuant to the Registration Statement, including $1,233,333,000 of shares of common stock pursuant to its primary offering and $40,167,000 of shares of common stock pursuant to the DRIP. The Registrant terminated the offering of the shares covered by the Registration Statement effective as of the close of business on February 14, 2013, and hereby deregisters the remaining $266,667,000 of shares pursuant to its primary offering and $94,833,000 of shares pursuant to the DRIP which were previously registered under the Registration Statement and remained unsold as of the close of business on February 14, 2013.  Such unsold amounts equate to 26,092,661 shares of common stock pursuant to the primary offering at a $10.22 per share price and 9,766,529 shares of common stock pursuant to the DRIP at a $9.71 per share price, for a total of 35,859,190 shares of common stock that were previously registered under the Registration Statement and are hereby deregistered.

SIGNATURE PAGE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 29th day of March, 2013.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

By:	/s/ JEFFREY T. HANSON
Jeffrey T. Hanson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY T. HANSON	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 29, 2013
Jeffrey T. Hanson

/s/ SHANNON K S JOHNSON	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 29, 2013
Shannon K S Johnson

*	Director	March 29, 2013
Danny Prosky

*	Director	March 29, 2013
Patrick R. Leardo

*	Director	March 29, 2013
Gerald W. Robinson

*	Director	March 29, 2013
Gary E. Stark

/s/ JEFFREY T. HANSON
*Jeffrey T. Hanson, as attorney-in-fact